Second Quarter 2026
Earnings Call
Video Update
Max K. Brodén

August 6, 2026

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Forward-Looking Information and Non-U.S. GAAP Financial Measures

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. Aflac Incorporated (the Parent Company) and its subsidiaries (collectively with the Parent Company, the Company) desire to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including inflation
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable Japanese yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing interpretations applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems and on successful execution of revenue growth and expense management initiatives
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality, integrity or privacy of sensitive data residing on such systems, and uncertainty regarding the impact of the incident involving unauthorized access to the Company’s network in June 2025
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third-party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, major public health issues, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation or regulatory inquiries
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the Japanese yen weakens, translating Japanese yen into U.S. dollars results in fewer U.S. dollars being reported. When the Japanese yen strengthens, translating Japanese yen into U.S. dollars results in more U.S. dollars being reported. Consequently, Japanese yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while Japanese yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in Japanese yen and never converted into U.S. dollars but translated into U.S. dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
Q2 2026 CFO Video Update
August 6, 2026

Thank you for joining me as I provide a financial update on Aflac Incorporated's results.

For the second quarter of 2026, adjusted earnings per diluted share increased 1.1% year over year to $1.80, excluding the effect of foreign currency in the quarter. In this quarter, remeasurement gains on reserves totaled $46 million, reducing benefits, with $7 million, or $0.01 per diluted share, below plan. Variable investment income ran $72 million, or $0.11 per diluted share, below our long-term return expectations. We also released a $26 million expense contingency, which lowered expenses in our U.S. segment, benefiting results by $0.04 per share.

Adjusted book value per share excluding foreign currency remeasurement decreased 4.1%. The adjusted ROE was 12.7%, and 16.6% excluding foreign currency remeasurement, a solid spread to our cost of capital. Overall, we view these results in the quarter as solid.

Starting with our Japan segment, net earned premiums in yen terms for the quarter declined 3.7%. Aflac Japan's underlying earned premiums1 – which excludes the impact of reinsurance, paid-up policies and deferred profit liability – declined 1.4%.

Japan’s total benefit ratio came in at 64.0% for the quarter, down 250 basis points year over year. We estimate the impact from reserve remeasurement gains were under plan by approximately 60 basis points. We continue to have favorable trends in cancer and hospitalization. Recognizing that the year-to-date benefit ratio is 63.4%, we now expect to be at the high end of our guidance range of 60% to 63% for the full year of 2026, excluding the annual actuarial assumption review in Q3.

Persistency remained solid and in line with our expectations at 92.7%. We have continued to experience somewhat elevated lapse and reissue activity on recently launched products as we have expanded coverage options and competitiveness on new products. Lapses on our first sector savings block remain low and in line with previous periods, despite the increase in yen interest rates.

Our expense ratio in Japan was 20.2% for the quarter, down 40 basis points year over year. This is a strong result especially on the back of the current inflationary pressures in Japan.

For the quarter, adjusted net investment income in yen terms was down 2.9%, primarily driven by lower call income and lower dollar-denominated floating rate income, partially offset by higher income on U.S. dollar assets due to the weakening of the yen and higher dollar-denominated fixed-rate income.

The pretax margin for Japan in the quarter was 34.3%, up 230 basis points year over year – a very good result.

As we've previously discussed, Aflac Japan set an internal reinsurance target of up to 10% of U.S. GAAP assets. We have revisited this target and aligned it with an FSA perspective of up to 30% of FSA reserves. This will allow us to continue to reduce risk, improve balance sheet efficiency, and ultimately generate a higher ROE for Aflac Japan and the Group.

Turning to U.S. results, net earned premiums were up 2.3%. We expect our net earned premium growth rate for 2026 to be just below our guidance range of 3% to 6%, versus previous guidance for the low end of this range. We continue, though, to expect our 2025-2027 net earned premium CAGR to be within the range of 3% to 6%. Premium persistency remained solid at 79.4%, up 20 basis points year over year.
1Aflac Japan's underlying earned premiums is a measure that is calculated in Japanese yen and adjusts Aflac Japan’s net earned premiums for significant variables including the increase in paid-up policies between beginning of the comparable period and the end of the period presented, the change in deferred profit liability on limited payment contracts, and all Aflac Japan ceded premiums through both internal and external reinsurance. The change in Aflac Japan’s underlying earned premiums is reflected as a percentage change. The Company believes this measure is useful for investors to understand the impacts these items have on Aflac Japan's net earned premiums.

Our total benefit ratio came in at 49.5%, 220 basis points higher than Q2 2025, driven by an increase in incurred group disability claims in the quarter relative to favorable results in the previous quarter. We estimate that reserve remeasurement gains impacted the benefit ratio by about 30 basis points above plan.

Our expense ratio in the U.S. was 36.1%, down 20 basis points year over year.

Adjusted net investment income in the U.S. was essentially flat, up 0.5% for the quarter, as higher call and fixed-rate income were offset by lower floating-rate and short-term income.
Profitability in the U.S. segment was solid, with a pretax margin of 20.9%, a 160 basis points decrease compared with a strong quarter a year ago.

Corporate and other reported a pretax adjusted loss of $10 million, down from a $20 million gain last year. The main drivers were lower adjusted net investment income from lower short-term income and reduced hedge benefits that were partially offset by higher fixed-rate income. Although our tax credit investments impacted the adjusted net investment income line for U.S. GAAP purposes negatively by $6 million in the quarter with an associated credit to the tax line, the overall tax credit investments program benefited net earnings by $8 million. Higher interest expense and runoff impacts from our closed blocks of business also contributed to the net loss for the quarter.

We are pleased with the overall performance of our investment portfolio. Our private credit portfolio, most notably our middle market loan portfolio, continues to deliver strong risk-adjusted net yields. During the quarter, our Global Investment teams were quite active, repositioning $4.8 billion of the portfolio through switch trades to capture the benefit of higher yields and further strengthen the overall quality of our consolidated portfolio. These trades capture foreign currency gains to minimize market losses on lower yielding assets, reduce the risk of future FSA impairments, improve our ALM, and boost net investment income. On an annualized basis, we expect this program to increase net investment income by over $50 million on a run-rate basis with a very limited impact on capital levels. We will continue pursuing opportunities that improve the overall health and performance of the portfolio.

For U.S. statutory, we recorded $11 million of impairments on invested assets and a $1 million valuation allowance on our mortgage loans as an unrealized loss during the quarter. On a Japan FSA basis, we booked securities impairments of ¥15.8 billion and an additional valuation allowance of ¥33 million related to transitional real estate loans in Q2. This is well within our expectations and has a limited impact on regulatory earnings and capital.

Aflac Inc. unencumbered liquidity stood at $3.3 billion, which was $2.3 billion above our minimum balance of $1 billion at the end of the quarter.

Our adjusted leverage was 21.8% for the quarter, which is within our target range of 20% to 25%. As we hold approximately 63% of our debt in yen, this leverage ratio is impacted by moves in the yen/dollar exchange rate. This is intentional and part of our enterprise hedging program – protecting the economic value of Aflac Japan in U.S. dollar terms.

Our capital position remains strong. We ended the quarter with an estimated regulatory ESR of 226%. If including the undertaking-specific parameter, or USP, this would add 14 points to the regulatory ratio and result in an ESR, with USP, of 240%. The decline quarter over quarter was primarily driven by significant subsidiary dividends. We estimate our combined RBC to be slightly above 600%. These are strong capital ratios, which we actively monitor, stress and manage to withstand both market volatility and credit cycles as well as external shocks.

Given the strength of our capital and liquidity, we repurchased $983 million of our own stock and paid dividends of $309 million in Q2, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in the way we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

Thank you. I look forward to discussing our results in further detail on tomorrow's earnings call.